Exhibit 99.1

Appliance Recycling Centers of America Announces Third Quarter 2017 Financial Results

Minneapolis, MN (November 14, 2017) -- Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) (“ARCA” or the “company”), a leading provider of utility appliance recycling programs, announces today its financial results for the third quarter of 2017.

Highlights include:

•	Revenues of $25.5 million
•	Gross profit of $8.4 million
•	Operating Income of $1.1 million
•	Net Income of more than $.77 million, or, $0.12 earnings per basic common share
•	Cash flow from operations of approximately $2.4 million for the 39 weeks ended September 30, 2017
•	Stockholders Equity increased to $30.8 Million, due to the Series A preferred shares issued to acquire GeoTraq and profits for Q3-2017

“We are very pleased with our Q3 results for 2017. In the same period in 2016, we had a large one-time carbon credit sale of $1.048 million and all 18 Appliancesmart stores were operational during the entire quarter. Our revenues for this quarter were adversely impacted by not having our 18th store operational during most of the quarter. In July 2017, we had a fire in our Reynoldsburg, OH store. That store has been closed since the fire and we expect to reopen it later this month. In addition, we have cleaned up our balance sheet with the sale of our stake in ARCA Advanced Processing (“AAP”), our former joint venture, and have continued our work at improving our profitability, reducing expenses and improving margins,” said Virland Johnson, CFO of ARCA.

“The sale of our stake in AAP, the results and deconsolidation of which are now included in our financial statements, has improved our balance sheet through the receipt of $800,000 in cash and the elimination of more than $4.2 million in direct and indirect liabilities. We have also recently acquired GeoTraq Inc., a new business for us that we plan on developing and growing to serve the location-based services market. Ultimately, we believe the entirety of these efforts will result in additional shareholder value,” said Tony Isaac, CEO of ARCA.

About ARCA

ARCA’s two appliance business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA’s regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs. GeoTraq is a development stage company engaged in the design, development and, ultimately, the company expects, sale of cellular transceiver modules, also known as Cell-ID modules, for the location based services market.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the general economic conditions, competition in the retain and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

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Contact:
Rachel Holmes

Executive Vice President

Appliance Recycling Centers of America, Inc.

Tel: 952-930-9000

Email: rholmes@arcainc.com